PROXY                                                                     PROXY

                                    [LOGO]


        The undersigned appoints Robert J. Eaton and Thomas T. Stallkamp, or either of them, proxies with full power of substitution to vote all shares the undersigned is entitled to vote at Chrysler's Special Meeting of Stockholders on September 18, 1998 (or at a reconvened meeting if the meeting is adjourned), on all matters properly before the meeting. This card also constitutes voting instructions for any shares held for the undersigned in the dividend reinvestment plan and the employee savings and deferred pay plans.

         Your Board of Directors solicits this proxy. If you want your shares to be voted in accordance with the Board's recommendation, simply sign, date and return this card; otherwise, please specify your choice by marking the appropriate box. If you do not specify otherwise, your shares will be voted FOR the proposals set forth below, and in accordance with the judgment of the proxies on any other matters that properly come before the Special Meeting, including without limitation any proposal concerning the conduct of the Special Meeting. Instead of using this card, you may specify your choices by telephone or by Internet.


                              FOLD AND DETACH HERE

/x/      Please mark your                                               0146
         votes as in this
         example.

         This proxy when properly executed will be voted as you specify below. If you do not specify otherwise, the proxy will be voted FOR the proposals set forth below.


         The Board of Directors recommends a vote FOR the Company's proposals relating to:
                                                     FOR     AGAINST   ABSTAIN


1.       Approval and adoption of the                /   /     /   /    /   /
         Amended and Restated Business
         Combination Agreement, dated as of
         May 7, 1998, among Daimler-Benz
         Aktiengesellschaft, Chrysler
         Corporation and DaimlerChrysler AG,
         and the transactions contemplated
         thereby, including at any
         adjornment or postponement of the
         Special Meeting.


2.       Approval of any postponement or             /   /    /   /     /   /
         adjournment of the Chrysler Special
         Meeting, if proposed by the Board
         of Directors of Chrysler
         Corporation.



Signature(s)                                  Date                     , 1998
            ---------------------------------          ---------------

NOTE: Please sign exactly as name appears hereon. When signing as executor, administrator, trustee, or the like, please give full title.


    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL




                              Chrysler Corporation

Dear Stockholder:

Chrysler Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.      To vote over the Internet:

         - Log onto the Internet and go to the web site http://www.vote-by-net.com

2.       To vote over the telephone:

         - On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day 7 days a week.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.


                 Your vote is important. Thank you for voting.